UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                  FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           COMMISSION FILE NUMBER:  0-24719

                              Softworks, Inc.
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           (Exact Name of Registrant as Specified in Its Charter)

 5845 Richmond Highway, Suite 400, Alexandria, Virginia, 22303; (703) 317-2424
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Common Stock, par value $0.001 per share
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          (Title of each class of securities covered by this Form)

                                    None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  |X|          Rule 12h-3(b)(1)(i)   |X|
               Rule 12g-4(a)(1)(ii) |_|          Rule 12h-3(b)(1)(ii)  |_|
               Rule 12g-4(a)(2)(i)  |_|          Rule 12h-3(b)(2)(i)   |_|
               Rule 12g-4(a)(2)(ii) |_|          Rule 12h-3(b)(2)(ii)  |_|
                                                 Rule 15d-6            |_|

Approximate number of holders of record as of the certification or
notice date:   One (1)

Pursuant to the requirements of the Securities Exchange Act of 1934, Softworks, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                        SOFTWORKS, INC.


Date:  January 27, 2000            By:  /s/ Paul T. Dacier
                                        -------------------
                                        Name:  Paul T. Dacier
                                        Title: Secretary